Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

FOR IMMEDIATE RELEASE

Trinseo CEO Chris Pappas Announces Plans to Retire in 2019;

Search Underway for Successor

BERWYN, Pa. – Tuesday, December 11, 2019 - Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today announced that Christopher D. Pappas, President and Chief Executive Officer, has announced his plans to retire in 2019.

Trinseo’s Board of Directors engages in ongoing succession planning and intends to name a successor soon. Pappas plans to help support a smooth and seamless transition to the company’s next chief executive officer.

Pappas said, “I am extremely proud of all that we have accomplished at Trinseo in the last eight years – from the Company’s formation in 2010 via spin-off from Dow Chemical, through its ownership by private equity with Bain Capital Partners, to an initial public offering and listing on the NYSE in 2014, followed by further expansion through acquisition and market-driven growth. The Company has incredibly talented people, a strong financial position, and an agile, values-based culture that positions Trinseo for a bright and exciting future.”

Stephen M. Zide, Chairman of the Board of Directors, said, “On behalf of the Board, I want to thank Chris for his leadership, vision and countless contributions to Trinseo. Chris has been at the helm since the beginning when the Company was formed more than eight years ago. The Board has the utmost respect and appreciation for Chris’ leadership, and all of us wish Chris the very best in his well-deserved retirement.”

About Chris Pappas

Pappas has had a 40-plus year distinguished career in the chemicals and plastics industry, and is an accomplished leader of complex global businesses. In his role as Trinseo's President and CEO, he led the company's formation and global growth.

Pappas started his career at The Dow Chemical Company, and later moved to senior leadership roles at DuPont Dow Elastomers LLC, and NOVA Chemicals Corporation where he held roles including Chief Operating Officer and President and CEO.

He was named to lead Trinseo (formerly known as Styron) in March 2010, and assumed the role in June 2010 upon the sale of Trinseo from Dow to Bain Capital Partners. Pappas also serves on the Board of Directors for FirstEnergy Corp. (NYSE: FE) and Univar Inc. (NYSE: UNVR).

In November, Institutional Investor magazine ranked Pappas as the #1 CEO among mid-cap publicly traded chemical companies for 2018, based on voting from investors and sell-side research analysts.  In 2017, Pappas received the Leadership Award for Outstanding Corporate Reinvention from the American Chemical Society’s New York Section for his visionary leadership, focus on safety and technology, financial discipline, and for Trinseo’s growth,  in which the company tripled in value between 2014 and 2017.

Pappas holds a Bachelor of Science degree in Civil Engineering from The Georgia Institute of Technology and an MBA from The Wharton School of Business at The University of Pennsylvania. He is a member of the External Advisor Board for Georgia Tech’s School of Civil & Environmental Engineering.  He is married and has three children.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, appliances, consumer electronics, medical devices, electrical, building and construction, textile, paper and board, footwear and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.